Exhibit 99.1

NEWSRELEASE

July 2, 2007

Contacts:

HUNTINGTON BANCSHARES
Media	Analysts
Jeri Grier-Ball (614) 480-5413	Jay Gould (614) 480-4060
Maureen Brown (614) 480-4588	Jack Pargeon (614) 480-3878

SKY FINANCIAL GROUP
Media	Analysts
Curtis E. Shepherd (419) 373-6463	Marty Adams (330) 679-0175
Tim Dirrim (419) 254-6330	Kevin Thompson (419) 254-6068

HUNTINGTON BANCSHARES AND SKY FINANCIAL GROUP, INC.
COMPLETE MERGER

COLUMBUS and BOWLING GREEN, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN) today announced that the merger with Sky Financial Group, Inc. (NASDAQ:SKYF), originally announced December 20, 2006, was completed on July 1, 2007.

Under the terms of the agreement dated December 20, 2006, Sky Financial shareholders of record as of the close of trading on June 29, 2007, will receive 1.098 shares of Huntington common stock, on a tax-free basis, and a taxable cash payment of $3.023 for each share of Sky Financial Group. Based on the $22.74 closing price of Huntington’s common stock on June 29, 2007, and including the cash payment, the merger values each share of Sky Financial Group common stock at $27.99, and values the transaction at $3.3 billion.

“This merger positions Huntington as a more formidable competitor in our markets,” said Thomas E. Hoaglin, chairman and chief executive officer. “Our deposit share in Ohio is a strong #3 position, with #1 positions in the Columbus, Toledo, Canton, and Youngstown markets, and a much stronger #5 position in the Cleveland area. We significantly strengthen our presence in Indianapolis to a #3 position, and enter the Western Pennsylvania market with a nice presence. Overall, Huntington will become the 24th largest U.S.-based bank, with assets over $50 billion. Assuming we achieve the originally targeted expense savings of $115 million we project that this transaction will be slightly accretive to our 2007 earnings and handsomely accretive, about 4.5%, in 2008.”

“Merger integration efforts are proceeding well,” said Marty Adams, former Sky Financial chairman, president, and chief executive and newly-appointed Huntington president and chief operating officer. “Assuring a smooth transition for all Sky Bank customers is our highest priority. Subject to receiving approval by the Office of the Comptroller of the Currency to merge Sky Bank and The Huntington National Bank, bank systems conversions are scheduled for late September. This is also when signs of the Sky Bank offices will be changed to Huntington. Sky Bank customers can access more than 1,000 Huntington ATMs free of charge. We also welcome the former Sky Financial associates to the Huntington family and are looking forward to their continued local leadership.”

In connection with the merger, Huntington’s board of directors approved a grant to Marty Adams, Huntington’s president and chief operating officer, of 221,569 restricted shares of Huntington common stock. The restricted shares were granted on July 1, 2007, and will vest in equal monthly installments at the end of each calendar month through December 31, 2009, subject to acceleration on certain terminations of employment and change in control transactions.

2BAbout Huntington

Huntington Bancshares Incorporated is a $50+ billion regional bank holding company headquartered in Columbus, Ohio. Through its affiliated companies, Huntington has more than 141 years of serving the financial needs of its customers. Huntington provides innovative retail and commercial financial products and services through over 700 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of nearly 1,400 ATMs. Selected financial service activities are also conducted in other states including: Dealer Sales offices in Arizona, Florida, Georgia, Nevada, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, and Tennessee; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Through Sky Insurance, Huntington offers retail and commercial insurance agency services, through offices in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong. The company is located on the web at www.huntington.com.

Forward-looking Statement

This press release contains forward-looking statements. By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements speak only as of the date they are made. Huntington assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events.

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